Exhibit 99.1

Greenland Mines Announces Limited-Duration Stockholder Rights Plan Intended to Protect Shareholder Value

CHARLOTTE, N.C., July 22, 2026 – via IBN – Greenland Mines Ltd (“Greenland Mines” or the “Company”) announces that its Board of Directors has approved the adoption of a limited-duration stockholder rights plan, effective July 22, 2026, to protect the interests of the Company and its stockholders.

The Board adopted the rights plan to ensure that all stockholders receive full and fair value in connection with any proposal to acquire the Company or any effort to obtain control of the Company. The rights plan is intended to protect stockholders from coercive or otherwise unfair takeover tactics, including the accumulation of a control or blocking position through open-market purchases or derivative positions without payment of an appropriate control premium, and to provide the board with time to make informed decisions in the best interests of the company and its stockholders. The rights plan is effective immediately and will expire in one year.

The rights plan leaves open all paths to create stockholder value

Dr. Joseph Sinkule, Chairman and Chief Executive Officer, commented: “The Board is committed to acting in the best interests of all Greenland Mines stockholders. The rights plan safeguards stockholders’ ability to receive appropriate value for their investment and ensures that the Board has adequate time to evaluate any proposal or accumulation of shares in a thoughtful and orderly manner. It does not prevent the Board from considering or accepting an offer that the board determines is fair and in the best interests of stockholders.”

About the rights plan

Pursuant to the rights plan, the company will issue, by means of a dividend, one right for each outstanding common share of the company to stockholders of record as of the close of business on August 7, 2026. Initially, the rights will not be exercisable and will trade with, and be represented by, the company’s common shares.

The rights plan is effective immediately and has a one-year duration, expiring on July 22, 2027, unless earlier redeemed or exchanged by the board, or earlier terminated if stockholder approval of the rights plan has not been obtained at the company’s 2027 annual meeting of stockholders.

Under the rights plan, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of 15% or more of the outstanding common shares. In that situation, each holder of a right (other than the acquiring person and its affiliates, associates and certain transferees, whose rights will become null and void and will not be exercisable) will be entitled to purchase, at the then-current exercise price of $0.75 per right, additional common shares of the company having a market value of approximately two times the exercise price — effectively a 50% discount to the then-current market price. In addition, if the company is acquired in a merger or other business combination, or more than 50% of its consolidated assets or earning power is sold, after a person or group becomes an acquiring person, each holder of a right will be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a market value of approximately two times the exercise price.

For purposes of calculating beneficial ownership under the rights plan, certain synthetic interests created by derivative positions are treated as beneficial ownership of the number of common shares equivalent to the economic exposure created by the derivative security, whether such shares would be deemed beneficially owned under federal securities laws.

The Board may, at its option, exchange each right (other than rights owned by an acquiring person that have become void), in whole or in part, at an exchange ratio of one common share per outstanding right, subject to adjustment. The board may also redeem the rights at $0.0001 per right at any time prior to a person or group becoming an acquiring person.

If a person or group beneficially owned 15% or more of the outstanding common shares prior to the company’s announcement of the adoption of the rights plan, that person’s or group’s existing ownership position is grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement such person or group increases its ownership of common shares by 0.20% or more of the outstanding common shares.

The rights plan is similar to plans adopted by numerous other publicly traded companies. The adoption of the rights plan is not intended to prevent, and will not prevent, any offer or acquisition proposal that the board determines to be fair, advisable and in the best interests of the company’s stockholders.

Additional details regarding the rights plan are contained in the Registration Statement on Form 8-A filed by the company with the U.S. Securities and Exchange Commission on July 23, 2026, and in a Current Report on Form 8-K dated July 23, 2026.

ABOUT GREENLAND MINES LTD

Greenland Mines Ltd is a Nasdaq-listed company with two operating divisions: (1) Mining, focused on the exploration and development of the Skaergaard Project in southeast Greenland and, subject to closing of the previously announced transaction, the Sarfartoq neodymium-praseodymium (Nd-Pr) rare earths project in southwest Greenland; and (2) Biotech, including Klotho’s KLTO-202 primary indication for ALS. The Company’s strategy is centered on building a multi-asset platform with exposure to rare earth magnet materials, precious metals, and select midstream processing opportunities, while advancing its broader North Atlantic Critical Metals Corridor vision linking Greenland resources with allied downstream jurisdictions and industrial infrastructure.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Forward-looking statements in this press release include, among others, statements regarding the intended effects, duration and operation of the rights plan. Forward-looking statements are neither historical facts nor assurances of future performance and are based only on management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstance that are difficult to predict and many of which are outside of the company’s control, and actual results may differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially include, among others, the factors described in the “Risk Factors” section of the company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it is made, and the company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact and Corporate Communications:

ir@greenlandmines.com

Website:

www.greenlandmines.com

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